UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2026

Rani Therapeutics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40672	86-3114789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Ringwood Avenue
San Jose, California		95131
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 457-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RANI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On May 15, 2026, Rani Therapeutics Holdings, Inc. (the “Company”) issued a press release providing a corporate update, announcing its financial results for the three months ended March 31, 2026, as well as a Chief Financial Officer transition. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 2.02, including the press release attached as Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 11, 2026, the Company received a letter from the Nasdaq Stock Exchange LLC (“Nasdaq”), notifying the Company that, based on the closing bid price of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for the prior 30 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”). Under Nasdaq Listing Rule 5810(c)(3)(A), the Company is entitled to a 180-day period, ending on November 9, 2026, to rectify the deficiency. In order to do so, the Company must achieve and maintain a minimum bid price of at least $1.00 per share or more for a minimum of 10 consecutive business days.

If the Company does not regain compliance by November 9, 2026, the Company may be eligible for an additional 180 calendar day compliance period if it elects to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary. If the Company does not regain compliance within the compliance period(s), including any extensions that may be granted by Nasdaq, the Common Stock will be subject to delisting. The Company intends to monitor the closing bid price of the Common Stock and consider its available options to resolve the noncompliance with the Minimum Bid Price Requirement. There can be no assurance that the Company will be able to regain compliance with The Nasdaq Global Market’s continued listing requirements or that Nasdaq will grant the Company a further extension of time to regain compliance, if applicable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2026, Svai Sanford, the Company’s Chief Financial Officer, advised the Company that he will resign from his position following the appointment of his successor. In the interim, Mr. Sanford has agreed to continue serving as Chief Financial Officer during to ensure continuity and support an orderly transition of responsibilities until a successor is appointed or until an earlier date as may be mutually agreed between the Company and Mr. Sanford.

Mr. Sanford’s departure is not the result of any disagreement with the Company on any matter relating to the Company’s financial operations, policies or practices. The Company has commenced a search for a successor Chief Financial Officer.

Mr. Sanford and the Company have entered into a transition and separation agreement, dated May 15, 2026 (the “Separation Agreement”). The Separation Agreement provides that, in exchange for executing a general release of claims in favor of the Company, after his departure, Mr. Sanford will receive his base salary of $491,400 for nine months following his departure, as well as COBRA premiums for nine months. All of Mr. Sanford’s unvested stock options and restricted stock units for shares of the Company’s Class A common stock shall accelerate and fully vest upon as of his departure date, and Mr. Sanford will have up to one year to exercise all of his stock options for shares of the Company’s Class A common stock. Mr. Sanford will be entitled to his standard ordinary course pay and benefits while he continues to serve as Chief Financial Officer and before the appointment of his successor.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2026.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release of Rani Therapeutics Holdings, Inc. dated May 15, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rani Therapeutics Holdings, Inc.

Date:	May 15, 2026	By:	/s/ Talat Imran
Talat Imran Chief Executive Officer